UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

NEW RELIC, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Project Crewline Employee FAQ

General

1.	What did we announce?

•	New Relic has agreed to be acquired by two of today’s most experienced and successful technology investors, Francisco Partners and TPG.

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Under the terms of the agreement, New Relic shareholders will receive $87.00 per share in cash, which represents a premium of approximately 26% to New Relic’s 30-day volume-weighted average closing price ending on July 28, 2023, and approximately a 30% premium to New Relic’s last-twelve-months volume-weighted average closing price ending on July 28, 2023.

•	As a result of this transaction, New Relic will become a private company, and our stock will no longer trade on the public market.

2.	Why did we agree to this transaction? Why now?

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Our goal has always been to deliver the most value for our employees, customers, and shareholders. To that end, when we received proactive indications of interest in acquiring our company earlier this year, our Board had a duty to carefully evaluate these.

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And, we did so with the future of our company top of mind. As we shared at our analyst day and at our July 11th Global All-Hands, we are now in the final chapter of New Relic’s bold transformation, which coupled with the current economic climate, makes the coming 4-6 quarters some of the most challenging yet.

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By agreeing to this transaction and as a private company, we will have increased investment and agility to complete some of the most complex customer migrations, navigate today’s uncertain economic climate and return our business to market growth rates, all without the scrutiny of the public market.

3.	Is it common for public companies to become private once again?

•	Many successful companies have gone through transactions like this one. In fact, it’s not uncommon for a business to experience several changes in ownership structure over its lifetime.

•	This underscores an important truth: there isn’t one path to success as a company and we believe that for this moment in New Relic’s journey, this is the right step for us to take.

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Our Board believes that this is the best path forward for New Relic. In this next chapter, we look forward to building on our success and continuing to deliver market-leading innovation for the benefit of our valued customers.

4.	Who are Francisco Partners and TPG?

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Francisco Partners and TPG are two of today’s most experienced and successful technology investors. They are reputable companies that are committed to technology. They deeply understand the business of building lasting products and platforms, and are committed to helping us build a stronger company. They each have strong track records of partnering with and helping to grow companies in the technology sector – their portfolios include other game-changing companies like McAfee, Boomi, C3 AI, Zscaler, Airbnb, Spotify (current and past investments).

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Both firms approach strategic partnerships with a focus on collaboration. Through our meetings with their teams, it was clear that our mission and values for accelerating New Relic’s growth were closely aligned with each other.

5.	Who approached whom? Why are Francisco Partners and TPG interested in acquiring New Relic?

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Francisco Partners and TPG reached out to us proactively to express their interest in our company in having a strategic conversation about how to help New Relic complete our transformation and best position ourselves for the coming decade of growth.

•	Their interest in New Relic is a testament to the value we’ve created as a company and Francisco Partners and TPG’s belief that together they can help us realize our full potential.

6.	Why didn’t you tell us about this before now?

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Being authentic and accountable are core values to who we are, and we endeavor to be as transparent as possible in our communications. We are also a public company, and we must adhere to regulatory requirements which dictate when and how we communicate about material events – such as a transaction of this magnitude.

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A lot of things had to come together to make this opportunity possible. Our primary strategy has always been to run a strong, independent company and complete our transformation on our own unless we could find a sponsor who had the ability and strategic alignment to accelerate our vision. With Francisco Partners and TPG it is clear we have found just that.

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Once the transaction is completed, and as a private company, we no longer have to adhere to these regulatory guidelines and disclosures, which gives us more flexibility to make bolder decisions that are the right long-term decisions.

7.	Why did we not have a company meeting to announce this news?

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We didn’t want there to be any delay between the external announcement we’re making and sharing the news directly with Relics around the world, especially for our EMEA and APJ Relics who would see the press release before some U.S. employees wake up.

•	Our hope is that sharing a pre-recorded message enables everyone in the company to watch it immediately on demand to learn more about this exciting transaction.

•	In addition, we are sharing this FAQ at the same time to answer some of your initial questions, and we are encouraging VPs to hold meetings throughout the week.

•	Please email any additional questions you may have to transactionquestions@newrelic.com and we will be further updating the FAQ in the coming weeks and months as we have more information to share.

8.	Was Lew Cirne in favor of the transaction?

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Lew fully supports this transaction and remains committed to seeing through the vision we have for New Relic’s future. So much so, that he plans to roll over a significant percentage of his shares and will continue to remain invested in our company in its next chapter.

•	He believes this is a great opportunity with tremendous upside for our business, our employees, and the customers who depend on us to see this company through to the end of the transition.

Impact to Relics

9.	What does this mean for me?

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We are confident that this transaction is a positive outcome for New Relic stakeholders, including our employees. Francisco Partners and TPG have shown a deep appreciation for New Relic’s people, technology, and future opportunities – in fact, it’s what attracted them to us in the first place.

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This transaction is about creating an even stronger business that we expect will result in exciting career development opportunities for many employees. In fact, plenty of our industry peers—including Dynatrace, Gainsight, and Anaplan just to name a few—have gone through this same transaction process.

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Lew plans to remain invested in our company and committed to New Relic’s vision. He believes this is a great transaction with tremendous upside for employees and customers and is excited to remain part of New Relic. Importantly, this announcement is the first step toward completing the transaction

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Until close, we remain an independent, publicly traded company, and it’s business as usual for all of us. We are relying on you to stay focused on your day-to-day responsibilities and to continue serving our customers as you always have.

10.	Will there be any layoffs as a result of the transaction? Will any offices close?

•	Francisco Partners and TPG have been clear that they are excited to partner with our talented team.

•	Francisco Partners and TPG are as focused as we are on investing in and growing our business.

•	Importantly, our commitment to being as transparent as we can with you remains a priority for New Relic.

•	To the extent there are any changes, we will inform you, as appropriate.

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Following our restructuring, we are confident that we have the right team in place to help us achieve our goals and we expect to continue to rebuild our headcount, hire for open positions, and invest in our growth and our people.

11.	Will this announcement have any impact on employee benefits and compensation?

•	Until the transaction closes, we will operate under our current compensation and benefits programs.

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When the transaction closes, and we no longer have publicly traded stock, we expect that our compensation program will be adjusted to reflect that moving forward, and we will share additional information as we near the completion of the process.

•	We are committed to keeping you informed to the extent there are any changes to any of our policies or programs.

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What will not change is that our employees are the core of our business and success. We will remain committed to offering competitive compensation and benefits packages in line with and often above market rates.

12.	I own New Relic stock. What will happen to employee stock? What happens to equity that has been granted, but is unvested?

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Employees who are shareholders of New Relic will receive $87.00 in cash for each share of New Relic stock that they own, including restricted stock units that have vested and not yet been sold, following the closing of the transaction.

•	Until close, we remain a public company, and equity that has been granted but is currently unvested will continue to vest on its normal vesting schedule. We expect to close in late 2023 or early 2024.

•	When the transaction closes, details on your unvested equity will be provided.

•	More information with respect to these details will be determined and communicated to you as they are finalized.

13.	What happens to my ESPP contributions?

•	Any shares purchased under the ESPP will be treated like any other shares of Company common stock in the transaction.

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The current purchase period under the ESPP will end on its normal exercise date of August 14, 2023, and existing payroll contributions collected during the purchase period will be automatically used to purchase shares in accordance with the ESPP on the August purchase date. The Company will return to participants any funds that remain in their accounts after these purchases.

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The Company will not commence any new purchase periods under the ESPP after the August purchase date through the closing of the transaction. In the event the transaction does not close, we will resume participation in the ESPP.

•	If you are not already a participant in the ESPP, you may not enroll at this time.

14.	Will I continue to be subject to trading windows?

•	Yes. Since we will continue to operate as a public company, all trading windows will still apply.

15.	What does it mean to be a private company? Does this mean we are a private company today?

•	The shares and other securities of private companies are not publicly traded.

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When the transaction closes, which we expect to occur in late 2023 or early 2024, New Relic’s common stock will no longer be listed on NYSE, and each New Relic shareholder will receive $87.00 in cash for each share of New Relic stock that they own.

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That said, today’s announcement is just the first step in the process. There are still a number of customary closing conditions and certain regulatory items that must be satisfied before the transaction is complete.

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Until then, we will remain an independent, publicly traded company, and it is business as usual at New Relic. We are relying on you to stay focused on your day-to-day responsibilities and to continue serving our customers as you always have.

16.	Are there differences we will notice as a private company? Does this change New Relic’s strategy?

•	This doesn’t change who we are or how we do business, and we expect our mission, vision, and strategy to continue on.

•	Lew plans to remain invested in our company along with Francisco Partners and TPG.

•	He believes this is a great transaction with tremendous upside for employees and customers and is excited to remain a part of New Relic.

•	The partnership is about building on New Relic’s strong foundation, and positioning our company for continued success long into the future.

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We’re counting on you to continue to deliver for our customers and advance our mission. As a private company, we will operate much as we do today. And, we believe joining forces with Francisco Partners and TPG will give us significantly more flexibility to enhance the overall experience for our customers compared to dealing with the constraints of being a publicly traded company.

•	We also will no longer have certain responsibilities that all public companies must undertake, such as quarterly financial reporting.

17.	What do Francisco Partners and TPG have in mind for New Relic’s Product and Go To Market initiatives, and how will it impact me?

•	This transaction doesn’t change who we are or how we do business, and we expect our mission, vision, and strategy to continue on.

•	It is important to remember that today is only day one, and we will work through additional details as we get closer to completion of the transaction.

18.	Will there be any changes to New Relic’s management team? What will happen to New Relic’s brand and headquarters?

•	Over the next few months leading up to the close of the transaction, it will be business as usual.

•	It is important to remember that today is only day one, and we will work through additional details as we get closer to completion of the transaction.

•	We are committed to continuing to update you as we move through this process.

19.	What is the timeline to close? What do I need to do between now and close?

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The transaction is expected to close in late 2023 or early 2024, subject to customary closing conditions, including approval by a majority of New Relic’s shareholders and certain regulatory items, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

•	Until then, we will continue to operate as usual, as a public company.

•	We are relying on our teams to stay focused on their day-to-day responsibilities.

20.	What should we tell our customers and business partners who ask about this announcement?

•	Please reiterate that we are operating as usual, with no changes to how we do business or work together with our customers and partners.

•	For our customer-facing employees, a toolkit will be distributed including guidelines and resources to support you in your discussions regarding this announcement.

21.	What do I do if I am contacted by media, investors, or other third parties?

•	If anyone outside of New Relic, including any member of the media, reaches out to you regarding the transaction, please forward them to Elena Keamy or Kerry Baker.

22.	Who can I contact if I have any questions?

•	If you have any further questions, do not hesitate to reach out to your manager.

•	We are committed to keeping you informed as we have updates to share.

23.	I’m in a customer-facing role in the GTM strategies. What should I do / how should I communicate?

•	It’s important to remember that we are running the business as usual until the transaction closes.

•	We have created a number of communications to help facilitate the communication to your customers:

•	All customer roles have this enablement kit.

•	Top Sales-Led Customers were notified via this email from Bill.

•	All Sales Led AEs have this email to either send as a follow-on to Bill’s email or to send directly. This email will reference Bill’s public blog post.

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Self Serve & PAYG customers will be able to reference Bill’s public blog post. The blog will also be featured via a banner on our homepage. We have also prepared talking points for reactive customer teams. There will be no direct email comm. Newrelic.org customers will be notified via a direct email.

24.	I’m a hiring manager or in TA. How should I communicate? What does this mean for compensation?

•	Candidates in process—Candidates will continue to move through our hiring process.

•	Candidates with extended offers—Our offers will move forward as normal and will be adjusted following the transaction close to remain competitive with and often above market rates.

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Candidates who have signed offers and have not started – We have drafted this email communication to help you communicate with your new hire. It’s important to note that we are still a public company and RSUs will continue to vest until the deal closes, which we expect to occur in late 2023 or early 2024. New Relic has always been committed to offering competitive compensation and benefits packages, and this announcement doesn’t change that.

25.	I’m in a product/ R&D role. What will happen to my projects?

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We will continue business as usual until the deal closes. However, our goal remains the same – to deliver a ubiquitous observability platform. As such, we remain committed to pioneering the industry and continuing to drive innovation.

26.	How is the price determined?

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The price is determined by looking at the Volume Weighted Average, which is the average stock price over the last 90/60/30 days weighted for volume of shares traded over the same period (volume weighted average).

27.	What happens if New Relic’s stock goes up before the deal closes? Could that impact the deal?

•	The Board is committed to its financial duty and creating value for shareholders and employees.
•	This transaction is the result of a comprehensive process that included engagement with both financial and strategic parties led by a transaction committee.
•	The agreement includes a 45-day “go-shop” period. As part of that period, if a higher bid emerges, the Board will review it and make a decision on whether it could impact the deal.

Important Information and Where to Find It

This communication is being made in respect of the proposed transaction involving New Relic, FP and TPG. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed transaction. New Relic expects to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent or given to the stockholders of New Relic and will contain important information about the proposed transaction and related matters. INVESTORS OF NEW RELIC ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov and at New Relic’s website at ir.newrelic.com/financial-information.

Participants in the Solicitation

New Relic and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of New Relic’s stockholders in connection with the proposed merger will be set forth in New Relic’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

Forward-Looking Statements

Statements in this communication contain “forward-looking statements” within the meaning of federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on New Relic’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by New Relic, FP and TPG, all of which are subject to change. Such statements generally include words such as “may,” “will,” “should,” “would,” “might,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, estimates and projections. The forward-looking statements in this communication include statements regarding the transaction and the ability to consummate the transaction. Forward-looking statements speak only as of the date they are made, and New Relic undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of New Relic’s business and other conditions to the completion of the transaction; (ii) conditions to the closing of the transaction may not be satisfied; (iii) the transaction may involve unexpected costs, liabilities or delays; (iv) the outcome of any legal proceedings related to the transaction; (v) the failure by FP and TPG to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the transaction; (vi) New Relic’s ability to implement its business strategy; (vii) significant transaction costs associated with the proposed transaction; (viii) potential litigation relating to the proposed transaction; (ix) the risk that disruptions from the proposed transaction will harm New Relic’s business, including current plans and operations; (x) the ability of New Relic to retain and hire key personnel; (xi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (xii) legislative, regulatory and economic developments affecting New Relic’s business; (xiii) general economic and market developments and conditions; (xiv) the evolving legal, regulatory and tax regimes under which New Relic operates; (xv) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect New Relic’s financial performance; (xvi) restrictions during the pendency of the proposed transaction that may impact New Relic’s ability to pursue certain business opportunities or strategic transactions; and (xvii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as New Relic’s response to any of the aforementioned factors. While the list of factors presented here is considered representative, such list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on New

Relic’s financial condition, results of operations, or liquidity. New Relic does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.